Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 20, 2015 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Panera Bread Company's Annual Report on Form 10‑K for the year ended December 30, 2014.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
March 3, 2015